Exhibit 10.26

HEALTHTAB™ EXPANDS TO BRITISH COLUMBIA IN SELECT SHOPPERS DRUG MART® LOCATIONS

VANCOUVER, BRITISH COLUMBIA – October 26, 2021 – AVRICORE HEALTH INC. (TSXV: AVCR) (the “Company” or “AVCR”) announces that it has expanded patient testing with the HealthTab™ platform in select Shoppers Drug Mart® pharmacies in British Columbia, bringing its diabetes screening program to Western Canada for the first time.

“The launch in Shoppers Drug Mart pharmacies in Ontario has been very successful and we are very happy to see the program lay the groundwork for expansion,” said Hector Bremner, Avricore Health’s CEO. “Having a real-time patient observation program reporting seamlessly across 3000kms is very unique and we are very proud to deliver this innovation.”

This expansion builds off the Master Agreement signed with Shoppers Drug Mart Inc. to pilot the HealthTab™ platform in May of this year which brings patients access to point-of-care blood screening and health-data management for potential risks for developing diabetes and cardiovascular conditions through the HealthTab™-integrated Afinion 2™ analyzers by Abbott Rapid Diagnostics.

“Patient feedback, along with that of our pharmacists, has been very positive in Ontario with respect to HealthTab™ and we are evaluating how more patients can benefit from this type of service,” said Frank Hack, Director of Complex Care at Shoppers Drug Mart. “In coming to British Columbia, we are hoping to learn more about patient needs and serve them in the best way possible.”

Shoppers Drug Mart® pharmacies in five cities have now received their HealthTab™ systems and will begin offering screening tests to patients with known conditions associated with pre-diabetes, or already identified as diabetic, to provide diagnostic support and pharmacist-led consultation services. They are located at:

●	#5 Road & Cambie: 11800 Cambie Rd, Richmond, BC
●	Kensington Square: 6508 East Hastings St, Burnaby, BC
●	Thurlow & Davie: 1125 Davie St, Vancouver, BC
●	Cedar Hills: 12830 96th Avenue, Unit #6, Surrey, BC
●	Hillside Shopping Centre: 1644 Hillside Ave, Victoria, BC

To find a location near you, please visit: healthtab.com/locations

HealthTab™ Market Fast Facts

●	Point-of-Care Testing Market to reach $50.6 Billion USD in 2025 (Source)
●	Glucose monitoring (diabetes related) to make up the largest growth with the sector. (Source)
●	Nearly 13.6 Million Canadians expected to diabetic or prediabetic by 2030, with many undiagnosed (Source)
●	Over 1 in 3 Americans, approximately 88 million people, have pre-diabetes (Source)
●	Close to 160,000 Canadians 20 years and older are diagnosed with heart disease each year, often it’s only after a heart attack they are diagnosed. (Source)
●	There are more that 10,000 pharmacies in Canada, 88,000 pharmacies in the US, nearly 12,000 in the UK.

About HealthTab™

HealthTab™ is a turnkey point-of-care testing solution that combines best-in-class point-of-care technologies with a secure, cloud-based platform for tackling pressing global health issues. With just a few drops of blood from a finger prick, the system generates lab-accurate results on the spot and data is reported in real time. The test menu includes up to 23 key biomarkers for screening and managing chronic diseases, such as diabetes and heart disease (e.g., HbA1c, Lipid Profile, eGFR). HealthTab™ has also recently added capabilities for bacterial and viral tests, such as strep and COVID-19.

The HealthTab™ network model is unlike anything in pharmacy today. It gives knowledgeable and trusted pharmacists a greater role in primary care delivery, while empowering patients to take more control of their health. It also reduces costs and waiting times and provides many potential revenue streams including equipment leasing & consumables, direct access testing, disease prevention & management programs, sponsored health programs, decentralized clinical trials, real world data (RWD) sets, and third-party app integration through API.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at moving pharmacy forward. Through its flagship offering HealthTab™ (a wholly owned subsidiary), its mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

Hector Bremner, CEO 604-773-8943
info@avricorehealth.com

www.avricorehealth.com

Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves Avricore Health’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. Avricore Health generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. In this press release, forward-looking statements include statements regarding: the completion of the placement and the expected timing thereof and the Company’s expected use of proceeds from the placement; the unique features that the HealthTab™ platform offers to pharmacists and patients. Forward-looking statements reflect the then-current expectations, beliefs, assumptions, estimates and forecasts of Avricore Health’s management. The forward-looking statements in this press release are based upon information available to Avricore Health as of the date of this press release. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of Avricore Health and are subject to a number of risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations, including without limitation: failure to meet regulatory requirements; changes in the market; potential downturns in economic conditions; and other risk factors described in Avricore’s public filings. These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update them publicly to reflect new information or the occurrence of future events or circumstances, unless otherwise required to do so by law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy